Exhibit 99.1

Contacts: Walter Wendland, President & CEO

641-423-8525

Cell: 641-420-5890

Dave Sovereign, Chairman of the Board

563-547-3687

For immediate release (April 24, 2006)

Construction begins to expand Golden Grain Energy plant

MASON CITY — Construction is beginning this week to more than double the capacity of the Golden Grain Energy LLC ethanol plant on the south side of Mason City.

The expansion will be completed while the current facility remains in production. Production could potentially grow from the previous 55 million gallon permitted level to the 150 million gallon per year level of the recently approved Title V air permit.

Design-builder for the $46 million project will be Fagen Inc., the company that built the original plant. Based in Granite Falls, Minn., Fagen Inc. has built more than 45 ethanol plants throughout the Midwest.

The expansion is expected to be complete in early summer of 2007.

Recent developments in the United States energy markets, including the 2005 passage of a national renewable fuel standard, are among the reasons Golden Grain chose to expand at this time.

“We want to capitalize on the efficiencies of scale by doubling the size of the plant,” said Board Chairman Dave Sovereign, noting that the plant’s original infrastructure was designed with an expansion in mind. The expansion will allow Golden Grain to produce twice as much ethanol and add 10 additional employees for a total of 43 employees.

Timing for the expansion was also strong, with recent profit levels allowing the company to finance the expansion through earnings and bank financing, rather than holding an equity drive.

“We were able to save all of the costs associated with doing an equity drive,” Sovereign said, “and keep dilution of shares to an absolute minimum. Our owners will own the same percentage of a company that has more than twice its previous capacity and earning potential.”

Sovereign said he is also pleased to continue the partnership with Fagen Inc. as design-builder, which he believes will help Golden Grain remain an industry leader.

“The Fagen/ICM plant we currently have is one of the top-producing plants in the nation,” he said. “Continuing forward with Fagen will keep us toward the top in both efficiency and production.”

With the expansion, the company anticipates hiring 10 additional employees, but the economic impacts of the plant extend far beyond direct hiring. Researcher John Urbanchuk, a director with LECG LLC, estimated in February 2006 that a 100 million gallon ethanol plant generates $406 million for the local economy through procurement of grain, can trigger as many as 1,500 new jobs throughout the regional economy and can increase the region’s household income by more than $50 million.

Golden Grain Energy LLC began ethanol production in December 2004 at its plant located on a 70-acre site just south of Mason City. The company is owned by more than 750 members, two-thirds of whom are farmers. About 75 percent of the members live in northeastern Iowa. In addition to producing about 50 million gallons of ethanol annually, Golden Grain Energy LLC also produces both modified wet and dried distillers grains. More information about Golden Grain Energy LLC is available online at www.goldengrainenergy.com.

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